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EXHIBIT 99.1

Travelocity Updates Fourth Quarter Guidance

FORT WORTH, Texas, Jan. 3 /PRNewswire/ -- Travelocity.com Inc. (Nasdaq: TVLY -
NEWS), the leading travel Web site, announced that total revenues are expected to be about $68 million for the fourth quarter of 2001, approximately 9% lower than previous guidance, and compared to $65 million for the fourth quarter of the prior year. Pro forma earnings per share are expected to be within the guidance given in October of $0.08 to $0.11. Advertising and other non-transaction revenues are expected to slightly exceed the previous guidance given for the quarter. However, unexpectedly slow sales of airline tickets during the December holiday travel period due to airline capacity reductions, combined with the lingering effects of the September and November tragedies and related air fare reductions, will likely cause transaction revenues to be below prior expectations by 15% to 20%.

"Looking forward to 2002, we expect strong revenue growth of 20% to 30%," said Terrell B. Jones, president and chief executive officer of Travelocity. "Today's announcement with Continental and arrangements with other major airlines demonstrate Travelocity's importance as a distribution and marketing channel in the travel industry. In December, we officially opened our call center in Pennsylvania dedicated to vacations and cruises and we announced the implementation of merchant model technology using Contour software. These are all key aspects of our revenue diversification and growth strategy for 2002.

"Furthermore, we should benefit significantly as consumers shift towards online sources for their travel purchases and as the travel and tourism industry in general rebounds," Jones continued.

Management will review fourth quarter and year-end results and provide detailed guidance for 2002 during the Company's earnings conference call at 4:00 pm CST on January 16.

The expected range of pro forma earnings per share for the fourth quarter of 2001, as stated above, has been determined on the same basis as pro forma earnings per share announced for prior periods. The Company's pro forma results are not GAAP results in that the latter include goodwill amortization expense, non-cash stock compensation expenses and other non-cash items.

About Travelocity.com

Travelocity.com Inc. (Nasdaq: TVLY - NEWS), a database-driven travel marketing and transaction company, provides Internet and wireless reservations information for more than 700 airlines, more than 50,000 hotels and more than 50 car rental companies. In addition, Travelocity.com offers more than 6,500 vacation packages, tour and cruise departures and a vast database of destination and interest information. Travelocity.com employs more than 1,000 customer service professionals, has sold more than 19 million airline tickets and has registered more than 30 million members.

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Cautionary Statement Regarding Forward-Looking Statements

Statements in this release that are not purely historical facts, including statements about expected future revenues and pro forma earnings, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are based only upon information available to Travelocity on the date of this release. All such forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described, including risks related to declines or disruptions in the travel industry resulting from concerns about the possibility of terrorist acts, related hostilities, and increased costs (including due to new security measures) and reduced operations by airlines; risks relating to the elimination or reduction of commissions paid by travel suppliers, which could reduce Travelocity's revenues; risks associated with travel industry consolidation, including strategic alliances and consortia (including travel supplier consortia); risks relating to Travelocity's relationships with Sabre Holdings Corporation and its affiliates (including the risks of potential conflicts of interest); risks associated with the continued use and growth of the Internet and, relatedly, the extent of acceptance and profitability of online commerce; and risks relating to Travelocity's technology, including Travelocity's ability to rapidly develop and achieve market acceptance of new products and services, and related risks that rapid technological changes may render Travelocity's technology obsolete or decrease the attractiveness of its existing products and services relative to the products and services, respectively, of its competitors.

Further information about risks and uncertainties that could affect Travelocity's financial and other results is included in Travelocity's other documents filed with, or furnished to, the Securities and Exchange Commission. Travelocity undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.

     Contacts:  Travelocity.com                   Vollmer
                David Carpenter                   Judy Haveson
                817-785-8237                      212-554-7425
                                                  Jennifer Tweeton
                                                  713-546-2230

SOURCE: TRAVELOCITY.COM INC.